Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Dana Ripley (Media): dana.ripley@aig.com

AIG Reports Third Quarter 2022 Results

❖	Successfully completed the initial public offering (IPO) of Corebridge Financial, Inc. (NYSE: CRBG) (Corebridge) common stock, representing 12.4% of the common stock of Corebridge

❖	General Insurance combined ratio of 97.3% improved by 2.4 points from the prior year quarter, despite the impact from Hurricane Ian and other natural catastrophes in the quarter

❖	General Insurance adjusted accident year combined ratio* of 88.4% improved by 2.1 points from the prior year quarter, led by Global Commercial with 5.9 points of improvement to 83.0%

❖	Life and Retirement posted another quarter of strong sales with premiums and deposits of $8.9 billion, up from $7.2 billion in the prior year quarter with positive year on year growth in each of the four operating segments

❖	Net income per diluted common share was $3.50 and adjusted after-tax income* (AATI) per diluted common share was $0.66 compared to $0.97 in the prior year quarter, primarily due to lower alternative investment income, offset by a $148 million increase in General Insurance underwriting income

❖	Repurchased $1.3 billion of AIG common stock in the third quarter

❖	Announced the redemption and repurchase of approximately $1.8 billion of aggregate principal amount of debt, which has closed

THIRD QUARTER NOTEWORTHY ITEMS

•	General Insurance adjusted pre-tax income (APTI) of $750 million decreased $61 million from prior year quarter due to $228 million of lower alternative investment income partially offset by improvement in underwriting results with 2.4 points of combined ratio improvement, benefiting from continued underwriting discipline and a reinsurance program, which together decreased volatility and mitigated catastrophe losses (CATs), as well as a lower expense ratio.

•	Life and Retirement APTI of $589 million reflects lower net investment income (NII) due to lower alternative investment returns and call and tender income, partially offset by higher base portfolio income and an improvement in mortality compared to prior year quarter. Life and Retirement return on adjusted segment common equity* (Adjusted ROCE) for the third quarter was 7.5% on an annualized basis.

•	Net income attributable to AIG common shareholders was $2.7 billion, or $3.50 per diluted common share, for the third quarter of 2022 compared to $1.7 billion or $1.92 per diluted common share, in the prior year quarter.

•	Adjusted after-tax income attributable to AIG common shareholders was $509 million, or $0.66 per diluted common share, compared to $837 million, or $0.97 per diluted common share, in the prior year quarter, due to lower net investment income, primarily alternative investment income.

•	Return on common equity (ROCE) and Adjusted ROCE* were 25.9% and 3.7%, respectively, on an annualized basis for the third quarter of 2022. Adjusted ROCE was impacted by lower net investment income and catastrophe losses.

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

FOR IMMEDIATE RELEASE

NEW YORK, November 1, 2022 – American International Group, Inc. (NYSE: AIG) today reported financial results for the third quarter ended September 30, 2022.

AIG Chairman & Chief Executive Officer Peter Zaffino said: “AIG had another very strong quarter of financial performance, driven by our successful execution of strategic priorities, and highlighted by the initial public offering of Corebridge, another major accomplishment by our team, as well as continued profitable underwriting results and decreased volatility in General Insurance. These results are even more impressive when viewed against the backdrop of a challenging macro-economic environment and one of the largest insured-loss hurricanes in U.S. history.

“The Corebridge IPO was completed in mid-September and I am very pleased with the successful outcome, which represented a critical milestone for AIG and Corebridge that enables both companies to continue to drive growth and value as market leaders in their respective industries.

“General Insurance once again delivered outstanding improvement and absolute financial performance building on our momentum over the last few years. The 210-basis point improvement in the accident year combined ratio, ex-CATs* to 88.4%, marked the 17th consecutive quarter of improvement. North America Commercial overall rate increased 9%, excluding Workers’ Compensation, in the third quarter and continued to exceed loss cost trends. I am extremely pleased with the overall underwriting profit in the quarter, particularly given $600 million of catastrophe losses, or 9.8 points of the combined ratio, of which approximately $450 million is attributable to Hurricane Ian. The strong performance in General Insurance demonstrates the benefits of the high-quality work we have done to transform our global portfolio and implement a best-in-class reinsurance program, which together have dramatically reduced volatility.

“Life and Retirement delivered another solid quarter with premiums and deposits of $8.9 billion, a 23% increase from the prior year quarter with growth in each of the four business segments. Sales in Individual Retirement grew by 16% to $3.8 billion, including a doubling of sales in fixed annuities and a record sales quarter in index annuities. Additionally, base net investment income from the fixed income portfolio started to see meaningful benefits from the higher interest rate environment.

“In the third quarter, we continued to progress and solidify our excellent partnerships with Blackstone, Inc. ("Blackstone") and BlackRock, Inc. ("BlackRock"). We have transferred $50 billion of Corebridge AUM to Blackstone and completed $100 billion of asset transfer to BlackRock with $37 billion moving from AIG and $63 billion moving from Corebridge.

“We also continued our disciplined and balanced approach to capital management. We returned $1.5 billion to shareholders through $1.3 billion of AIG common stock repurchases and $247 million of dividends. Corebridge issued hybrid debt of $1 billion and drew down $1.5 billion of the delayed draw term loan. Subsequent to the close of the quarter, AIG redeemed or repurchased approximately $1.8 billion in aggregate principal amount of debt. Additionally, shortly after the IPO, Corebridge declared its first quarterly dividend of $148 million as part of its $600 million annual dividend commitment, which has already been paid.

“I am extremely proud of all that has been accomplished by our dedicated colleagues at AIG and Corebridge. We remain well-positioned to continue to drive excellence, deliver improving returns and create long-term value to our shareholders and other stakeholders.”

FOR IMMEDIATE RELEASE

For the third quarter of 2022, pre-tax income from continuing operations was $3.8 billion, up from $2.2 billion from the prior year quarter. Third quarter of 2022 net income attributable to AIG common shareholders was $2.7 billion, or $3.50 per diluted common share, compared to net income of $1.7 billion, or $1.92 per diluted common share, in the prior year quarter. The pre-tax income increase was primarily due to an increase in net realized gains on derivative activities and higher underwriting income in General Insurance, reflecting the continued earn-in of positive rate change and strength of renewal retentions and new business production, favorable business mix changes, as well as increased favorable prior year development, partially offset by lower alternative investment income. The pre-tax income increase was partially offset by income attributable to noncontrolling interest associated with Blackstone’s 9.9% ownership interest and the additional 12.4% of public floating interest in Corebridge following the IPO.

AATI was $509 million, or $0.66 per diluted common share, for the third quarter of 2022 compared to $837 million, or $0.97 per diluted common share, in the prior year quarter. The decrease in AATI was primarily due to lower alternative investment income, and yield enhancement income, partially offset by a $148 million pre-tax increase in General Insurance underwriting results and improvement in core investment portfolio income across the business.

Total consolidated net investment income for the third quarter of 2022 was $2.7 billion, down 28% from $3.7 billion in the prior year quarter, primarily due to lower alternative investment income, lower call and tender income and lower returns from fair value option equity securities. Interest and dividends income improved $59 million in the third quarter with yield across the fixed maturity and loan portfolios up 17 basis points sequentially. Total net investment income on an APTI basis* was $2.5 billion, a decrease of $741 million compared to the prior year quarter.

Book value per common share was $51.58 as of September 30, 2022, a decrease of 11% from June 30, 2022 and 36% from December 31, 2021, reflecting a reduction in accumulated other comprehensive income (AOCI) as a result of higher interest rates. Adjusted book value per common share* was $73.28, an increase of 1% from June 30, 2022 and 6% from December 31, 2021, reflecting growth in retained earnings from net income in excess of dividends and share repurchases. Adjusted tangible book value per common share* was $67.04, an increase of 1% from June 30, 2022 and 7% from December 31, 2021.

For the third quarter of 2022, AIG repurchased approximately $1.3 billion of common stock or approximately 24 million shares and paid $247 million of common and preferred dividends, resulting in AIG Parent liquidity of $6.5 billion as of September 30, 2022. AIG’s ratio of total debt and preferred stock to total capital at September 30, 2022 was 36.5%, up from 31.1% at June 30, 2022, primarily due to the impact of higher interest rates on AOCI.

The AIG Board of Directors declared a quarterly cash dividend of $0.32 per share on AIG common stock (NYSE: AIG). The dividend is payable on December 29, 2022 to stockholders of record at the close of business on December 15, 2022.

The AIG Board of Directors also declared a quarterly cash dividend of $365.625 per share on AIG Series A 5.85% Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, which is represented by depositary shares (NYSE: AIG PRA), each representing a 1/1,000th interest in a share of preferred stock. Holders of depositary shares will receive $0.365625 per depositary share. The dividend is payable on December 15, 2022 to holders of record at the close of business on November 30, 2022.

FOR IMMEDIATE RELEASE

FINANCIAL SUMMARY

	Three Months Ended September 30, 2022
($ in millions, except per common share amounts)	2021	2022
Net income attributable to AIG common shareholders	$1,660	$2,702
Net income per diluted share attributable to AIG common shareholders	$1.92	$3.50

Adjusted pre-tax income (loss)	$1,126	$725
General Insurance	811	750
Life and Retirement	877	589
Other Operations	(562)	(614)

Net investment income	$3,715	$2,668
Net investment income, APTI basis	3,276	2,535

Adjusted after-tax income attributable to AIG common shareholders	$837	$509
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$0.97	$0.66

Weighted average common shares outstanding - diluted (in millions)	864.0	771.1

Return on common equity	10.2%	25.9%
Adjusted return on common equity	6.5%	3.7%

Book value per common share	$77.03	$51.58
Adjusted book value per common share	$61.80	$73.28

Common shares outstanding (in millions)	835.8	747.2

FOR IMMEDIATE RELEASE

GENERAL INSURANCE

	Three Months Ended September 30,
($ in millions)	2021	2022	Change
Gross premiums written	$9,305	$9,238	(1)%

Net premiums written	$6,590	$6,403	(3.0)%
North America	3,005	3,138	4
North America Commercial Lines	2,576	2,757	7
North America Personal Insurance	429	381	(11)
International	3,585	3,265	(9)
International Commercial Lines	2,071	1,992	(4)
International Personal Insurance	1,514	1,273	(16)

Underwriting income (loss)	$20	$168	NM	%
North America	(166)	(439)	(164)
North America Commercial Lines	(503)	(374)	26
North America Personal Insurance	337	(65)	NM
International	186	607	226
International Commercial Lines	(94)	469	NM
International Personal Insurance	280	138	(51)

Net investment income, APTI basis	$791	$582	(26)%
Adjusted pre-tax income	$811	$750	(8)%
Return on adjusted segment common equity	7.9%	6.7%	(1.2	) pts

Underwriting ratios:
North America Combined Ratio (CR)	105.7	114.0	8.3	pts
North America Commercial Lines CR	120.0	113.6	(6.4)
North America Personal Insurance CR	14.9	116.4	101.5
International CR	94.7	81.4	(13.3)
International Commercial Lines CR	104.8	75.4	(29.4)
International Personal Insurance CR	82.2	89.8	7.6
General Insurance (GI) CR	99.7	97.3	(2.4)

GI Loss ratio	68.4	67.5	(0.9	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(9.7)	(9.8)	(0.1)
Prior year development, net of reinsurance and prior year premiums	0.5	0.9	0.4
GI Accident year loss ratio, as adjusted	59.2	58.6	(0.6)
GI Expense ratio	31.3	29.8	(1.5)
GI Accident year combined ratio, as adjusted	90.5	88.4	(2.1)

Accident year combined ratio, as adjusted (AYCR):
North America AYCR	91.5	88.2	(3.3	) pts
North America Commercial Lines AYCR	90.5	84.6	(5.9)
North America Personal Insurance AYCR	98.4	112.8	14.4
International AYCR	89.6	88.6	(1.0)
International Commercial Lines AYCR	86.8	80.4	(6.4)
International Personal Insurance AYCR	93.0	99.9	6.9

FOR IMMEDIATE RELEASE

General Insurance

•	Net premiums written in the third quarter of 2022 decreased 3% from the prior year quarter, but increased 3% on a constant dollar basis to $6.4 billion driven by strong North America Commercial Lines growth of 7% and International Commercial Lines decrease of 4% or growth of 5% on a constant dollar basis, reflecting continued positive rate change, higher renewal retentions and strong new business production. North America Personal Insurance net premiums written decreased 11% primarily due to a decline in Warranty and ongoing underwriting actions in our High-Net-Worth portfolio, offset by growth in Travel. International Personal Insurance net premiums written decreased 16%, or 2% on a constant dollar basis, primarily due to lower production in Warranty, partially offset by growth in Accident & Health (A&H) and Travel.

•	Third quarter 2022 APTI decreased by $61 million to $750 million from the prior year quarter due to lower alternative investment income partially offset by improvement in underwriting income. Underwriting income was $168 million in the third quarter of 2022, compared to $20 million in the prior year quarter. The underwriting income included $600 million of CATs, before reinstatement premiums, of which approximately $450 million came from Hurricane Ian, compared to $628 million CATs, before reinstatement premiums in the prior year quarter. Third quarter 2022 also included favorable prior year loss reserve development, net of reinsurance (PYD) of $72 million compared to favorable PYD of $50 million in the prior year quarter.

•	General Insurance generated strong underwriting results, with a combined ratio of 97.3%, a 2.4 point improvement from 99.7% in the prior year quarter. The loss ratio improved by 0.9 points, driven by strong underwriting results including comprehensive reinsurance programs that mitigated CAT exposure, and an improved expense ratio, benefiting from lower acquisition expense. The General Insurance accident year combined ratio, as adjusted*, was 88.4%, an improvement of 2.1 points from the prior year quarter with a 0.6 point improvement in the accident year loss ratio, as adjusted* to 58.6%, and a 1.5 points improvement in the expense ratio to 29.8%. The improvement in accident year loss ratio, as adjusted, reflected continued improvement in commercial business mix and quality of the portfolio.

•	Commercial Lines underwriting results continued to show strong improvement due to enhanced business mix, and net premiums written grew 2%, or 6% on a constant dollar basis, with continued rate increases. The accident year combined ratio, as adjusted, for North America Commercial Lines improved 5.9 points to 84.6%, and for International Commercial Lines improved 6.4 points to 80.4% compared to the prior year quarter.

•	Personal Insurance underwriting results deteriorated as we reposition the business and continue to reduce exposures and increase reinsurance cessions to mitigate volatility. The North America Personal Insurance accident year combined ratio, as adjusted, deteriorated 14.4 points to 112.8% compared to the prior year quarter, due to higher reinsurance costs and lower ceding commission for High-Net-Worth business. The International Personal Insurance accident year combined ratio, as adjusted, deteriorated by 6.9 points to 99.9% from the prior year quarter, due to an increased frequency of A&H claims in Japan and Taiwan, partially mitigated by expense discipline.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT

	Three Months Ended
	September 30,
($ in millions, except as indicated)	2021	2022	Change
Adjusted pre-tax income (loss)	$877	$589	(33)%
Individual Retirement	292	200	(32)
Group Retirement	316	183	(42)
Life Insurance	134	123	(8)
Institutional Markets	135	83	(39)

Premiums and fees	$1,756	$2,136	22%
Individual Retirement	311	259	(17)
Group Retirement	142	112	(21)
Life Insurance	757	912	20
Institutional Markets	546	853	56

Premiums and deposits	$7,234	$8,894	23%
Individual Retirement	3,257	3,792	16
Group Retirement	1,831	2,039	11
Life Insurance	1,152	1,166	1
Institutional Markets	994	1,897	91

Net flows	$(919)	$(92)	90%
Individual Retirement	95	696	NM
Group Retirement	(1,014)	(788)	22

Net investment income, APTI basis	$2,435	$2,004	(18)%
Return on adjusted segment common equity	12.2%	7.5%	(4.7	) pts

Life and Retirement

•	Life and Retirement reported APTI of $589 million for the third quarter of 2022, down 33% from $877 million in the prior year quarter, primarily due to macroeconomic conditions resulting in lower net investment income and fee income, partially offset by less adverse mortality and an improved outcome in the annual actuarial assumption review. Capital markets volatility drove lower alternative investment returns and lower call and tender income in addition to lower fee income in Individual and Group Retirement. Higher new money rates continue to provide uplift to the base portfolio income and yield.

•	Premiums and deposits were higher across all four operating segments; Life and Retirement achieved 23% growth from the prior year quarter largely as a result of robust index annuity deposits and strong fixed annuity deposits combined with transactional activity in Institutional Markets driving higher pension risk transfer and GIC deposits.

•	The mortality experience in Life Insurance is in line with the previously disclosed estimate of exposure sensitivity of $65 million to $75 million per 100,000 population deaths based upon the reported third quarter COVID-related deaths in the United States.

FOR IMMEDIATE RELEASE

OTHER OPERATIONS

	Three Months Ended
	September 30,
($ in millions)	2021	2022	Change
Corporate and Other	$(583)	$(518)	11%
Asset Management	213	51	(76)
Adjusted pre-tax loss before consolidation and eliminations	(370)	(467)	(26)
Consolidation and eliminations	(192)	(147)	23
Adjusted pre-tax loss	$(562)	$(614)	(9)%

Other Operations

•	Before consolidation and eliminations, the adjusted pre-tax loss reflects lower investment income particularly within alternative investments. This was partially offset by lower corporate interest expense primarily driven by interest savings from debt repurchases and cash tender offers.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT SEPARATION

On September 19, 2022, AIG closed on the IPO of 80 million shares of Corebridge common stock at a public offering price of $21.00 per share, representing 12.4 percent of Corebridge's common stock. Corebridge is the holding company for AIG’s Life and Retirement business. The aggregate gross proceeds of the offering to AIG, before deducting underwriting discounts and commissions and other expenses payable by AIG, were approximately $1.7 billion.

In November 2021, AIG and Blackstone Inc. completed the acquisition by Blackstone of a 9.9 percent equity stake in Corebridge. Blackstone is required to hold its ownership interest in Corebridge following the completion of the separation of the Life and Retirement business, subject to exceptions permitting Blackstone to sell 25%, 67% and 75% of its shares after the first, second and third anniversaries, respectively, of Corebridge IPO (which will be September 19, 2023, 2024 and 2025, respectively), with the transfer restrictions terminating in full on the fifth anniversary of the IPO (September 19, 2027). Also in November 2021, Corebridge declared a dividend payable to AIG Parent in the amount of $8.3 billion. In connection with such dividend, Corebridge issued a promissory note to AIG Parent in the amount of $8.3 billion (the Intercompany Note). The Intercompany Note was repaid to AIG Parent prior to the IPO of Corebridge with the proceeds of (i) the issuance by Corebridge, on April 5, 2022, of senior unsecured notes in the aggregate principal amount of $6.5 billion, (ii) the issuance by Corebridge, on August 23, 2022, of $1.0 billion aggregate principal amount of 6.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2052, and (iii) borrowings by Corebridge of $1.5 billion under its $1.5 billion 3-Year Delayed Draw Term Loan Agreement.

Following the IPO, AIG owns 77.7% of the outstanding common stock of Corebridge and continues to consolidate the assets, liabilities, and results of operations of Corebridge in AIG’s Condensed Consolidated Financial Statements. The portion of equity interest of Corebridge that AIG does not own is reflected as noncontrolling interest in AIG’s Condensed Consolidated Financial Statements.

On December 15, 2021, AIG and Blackstone Real Estate Income Trust (BREIT), a long-term, perpetual capital vehicle affiliated with Blackstone, completed the acquisition by BREIT of AIG’s interests in a U.S. affordable housing portfolio. The historical results of the U.S. affordable housing portfolio were reported in our Life and Retirement operating segments.

Additionally, on March 28, 2022, AIG and BlackRock entered into a binding letter of intent, and since April 2022, certain of AIG’s insurance company subsidiaries entered into separate investment management agreements with BlackRock, pursuant to which BlackRock will manage certain liquid fixed income and private placement assets representing up to $60 billion of assets on behalf of AIG and up to $90 billion of assets on behalf of Corebridge. In addition, AIG and Corebridge are gaining access to BlackRock’s world-class investment management technology, Aladdin.

CONFERENCE CALL

AIG will host a conference call tomorrow, Wednesday, November 2, 2022 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

FOR IMMEDIATE RELEASE

Certain statements in this press release and other publicly available documents may include, and members of AIG management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are intended to provide management’s current expectations or plans for AIG’s future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal,” “estimate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements, may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, such as the separation of the Life and Retirement business from AIG, the effect of catastrophes and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause AIG’s actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in specific projections, goals, assumptions and statements include, without limitation:

•	the effects of economic conditions in the markets in which AIG and its businesses operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in interest rates and foreign currency exchange rates and inflationary pressures, each of which may also be affected by geopolitical conflicts, including the conflict between Russia and Ukraine;
•	the occurrence of catastrophic events, both natural and man-made, including geopolitical conflicts, pandemics, civil unrest and the effects of climate change;
•	availability of reinsurance or access to reinsurance on acceptable terms;
•	disruptions in the availability of AIG's electronic data systems or those of third parties, including as a result of information technology, cybersecurity or data security breaches due to supply chain disruptions, cyber-attacks or security vulnerabilities, the likelihood of which may increase as a result of continued remote business operations;
•	AIG’s ability to realize expected strategic, financial, operational or other benefits from the separation of Corebridge;
•	AIG’s ability to effectively execute on and benefit from its ongoing restructuring programs;
•	changes in judgments concerning potential cost-saving opportunities;

FOR IMMEDIATE RELEASE

•	concentrations in AIG’s investment portfolios, including as a result of our asset management relationships with Blackstone and BlackRock;
•	changes in the valuation of AIG’s investments;
•	the effectiveness of AIG’s enterprise risk management policies and procedures, including with respect to business continuity and disaster recovery plans;
•	the effectiveness of strategies to recruit and retain key personnel and to implement effective succession plans;
•	actions by rating agencies with respect to AIG’s credit and financial strength ratings as well as those of its businesses and subsidiaries;
•	changes to sources of or access to liquidity;
•	changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•	changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses;
•	nonperformance or defaults by counterparties, including Fortitude Reinsurance Company Ltd. (Fortitude Re);
•	requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;
•	significant legal, regulatory or governmental proceedings;
•	the effects of sanctions, including those related to the conflict between Russia and Ukraine, and failure to comply therewith;
•	the impact of COVID-19 and its variants and responses thereto;
•	AIG’s ability to effectively execute on environmental, social and governance targets and standards; and
•	such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 (which will be filed with the SEC), and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2021.

Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.

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FOR IMMEDIATE RELEASE

COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Third Quarter 2022 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (Loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) is used to show the amount of our net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG post deconsolidation of Fortitude Re (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA), Other Intangible Assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) is used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity (ROCE) – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and DTA (Adjusted return on common equity) is used to show the rate of return on common shareholders’ equity. We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of our available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

FOR IMMEDIATE RELEASE

General Insurance and Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.

General Insurance and Life and Retirement Return on Adjusted Segment Common Equity – Adjusted After-tax Income (Return on adjusted segment common equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.

Adjusted After-tax Income Attributable to General Insurance and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on our internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for our segments.

FOR IMMEDIATE RELEASE

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across our segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that we believe to be common to the industry. APTI is a GAAP measure for our segments. Excluded items include the following:

•	changes in fair value of securities used to hedge guaranteed living benefits;

•	changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and deferred sales inducements (DSI) related to net realized gains and losses;

•	changes in the fair value of equity securities;

•	net investment income on Fortitude Re funds withheld assets

•	following deconsolidation of Fortitude Re, net realized gains and losses on Fortitude Re funds withheld assets;

•	loss (gain) on extinguishment of debt;

•	all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•	income or loss from discontinued operations;

•	net loss reserve discount benefit (charge);

•	pension expense related to lump sum payments to former employees;

•	net gain or loss on divestitures;

•	non-operating litigation reserves and settlements;

•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;

•	the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•	integration and transaction costs associated with acquiring or divesting businesses;

•	losses from the impairment of goodwill; and

•	non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act).

See page 16 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

FOR IMMEDIATE RELEASE

Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a.	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.	Acquisition ratio = Total acquisition expenses ÷ NPE
c.	General operating expense ratio = General operating expenses ÷ NPE
d.	Expense ratio = Acquisition ratio + General operating expense ratio
e.	Combined ratio = Loss ratio + Expense ratio
f.	CATs and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.	Accident year loss ratio, as adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h.	Accident year combined ratio, as adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio
i.	Prior year development net of reinsurance and prior year premiums = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds. We believe the measure of premiums and deposits is useful in understanding customer demand for our products, evolving product trends and our sales performance period over period.

Results from discontinued operations are excluded from all of these measures.

# # #

FOR IMMEDIATE RELEASE

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc.. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc.. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

FOR IMMEDIATE RELEASE

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended September 30,
	2021				2022
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(d)	Tax	Pre-tax	Charge	Interests(d)	Tax
Pre-tax income/net income, including noncontrolling interests	$2,176	$439	$—	$1,737	$3,847	$806	$—	$3,041
Noncontrolling interests			(70)	(70)			(332)	(332)
Pre-tax income/net income attributable to AIG	2,176	439	(70)	1,667	3,847	806	(332)	2,709
Dividends on preferred stock				7				7
Net income attributable to AIG common shareholders				1,660				2,702
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)		35	—	(35)		2	—	(2)
Deferred income tax valuation allowance charges(b)		(45)	—	45		(8)	—	8
Changes in fair value of securities used to hedge guaranteed living benefits	(26)	(5)	—	(21)	(6)	(1)	—	(5)
Changes in benefit reserves and DAC, VOBA and DSI related to net realized gains (losses)	(9)	(3)	—	(6)	28	6	—	22
Changes in the fair value of equity securities	45	7	—	38	(16)	(3)	—	(13)
Loss on extinguishment of debt	51	10	—	41	—	—	—	—
Net investment income on Fortitude Re funds withheld assets	(495)	(103)	—	(392)	(155)	(32)	—	(123)
Net realized (gains) losses on Fortitude Re funds withheld assets	(190)	(40)	—	(150)	86	17	—	69
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	209	44	—	165	(1,757)	(369)	—	(1,388)
Net realized gains(c)	(652)	(132)	—	(520)	(1,449)	(299)	—	(1,150)
Loss from discontinued operations				—				—
Net gain on divestitures	(102)	(22)	—	(80)	(6)	(1)	—	(5)
Non-operating litigation reserves and settlements	3	—	—	3	(3)	(1)	—	(2)
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(115)	(23)	—	(92)	(62)	(13)	—	(49)
Net loss reserve discount charge	72	15	—	57	10	2	—	8
Pension expense related to a one-time lump sum payment to former employees	27	6	—	21	—	—	—	—
Integration and transaction costs associated with acquiring or divesting businesses	11	3	—	8	52	11	—	41
Restructuring and other costs	104	22	—	82	147	29	—	118
Non-recurring costs related to regulatory or accounting changes	17	4	—	13	9	2	—	7
Noncontrolling interests(d)			—	—			271	271
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,126	$212	$(70)	$837	$725	$148	$(61)	$509

FOR IMMEDIATE RELEASE

Reconciliations of Adjusted Pre-tax and After-tax Income
	Nine Months Ended September 30,
	2021				2022
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefit)	controlling	After
	Pre-tax	Charge	Interests(d)	Tax	Pre-tax	Charge	Interests(d)	Tax
Pre-tax income/net income, including noncontrolling interests	$7,051	$1,234	$—	$5,817	$14,003	$2,913	$—	$11,089
Noncontrolling interests			(175)	(175)			(1,084)	(1,084)
Pre-tax income/net income attributable to AIG	7,051	1,234	(175)	5,642	14,003	2,913	(1,084)	10,005
Dividends on preferred stock				22				22
Net income attributable to AIG common shareholders				5,620				9,983
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)		901	—	(901)		90	—	(90)
Deferred income tax valuation allowance (releases) charges(b)		(706)	—	706		15	—	(15)
Changes in fair value of securities used to hedge guaranteed living benefits	(61)	(12)	—	(49)	(29)	(6)	—	(23)
Changes in benefit reserves and DAC, VOBA and DSI related to net realized gains (losses)	74	15	—	59	429	90	—	339
Changes in the fair value of equity securities	36	5	—	31	41	9	—	32
Loss on extinguishment of debt	149	31	—	118	299	63	—	236
Net investment income on Fortitude Re funds withheld assets	(1,488)	(312)	—	(1,176)	(634)	(133)	—	(501)
Net realized (gains) losses on Fortitude Re funds withheld assets	(536)	(113)	—	(423)	312	65	—	247
Net realized gains on Fortitude Re funds withheld embedded derivative	(117)	(24)	—	(93)	(7,851)	(1,649)	—	(6,202)
Net realized gains(c)	(1,220)	(260)	—	(960)	(3,257)	(734)	—	(2,523)
Loss from discontinued operations				—				1
Net gain on divestitures	(108)	(23)	—	(85)	(45)	(9)	—	(36)
Non-operating litigation reserves and settlements	3	—	—	3	(41)	(9)	—	(32)
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(199)	(41)	—	(158)	(206)	(43)	—	(163)
Net loss reserve discount charge	62	13	—	49	4	1	—	3
Pension expense related to a one-time lump sum payment to former employees	27	6	—	21	—	—	—	—
Integration and transaction costs associated with acquiring or divesting businesses	55	12	—	43	136	29	—	107
Restructuring and other costs	304	64	—	240	415	85	—	330
Non-recurring costs related to regulatory or accounting changes	58	12	—	46	22	5	—	17
Noncontrolling interests(d)			—	—			852	852
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$4,090	$802	$(175)	$3,091	$3,598	$782	$(232)	$2,562

(a)	Nine months ended September 30, 2021 includes the completion of audit activity by the Internal Revenue Service.
(b)	Nine months ended September 30, 2021 includes an increase in the valuation allowance against a portion of certain tax attribute carryforwards of AIG's U.S. federal consolidated income tax group, as well as net valuation allowance release in certain foreign jurisdictions.
(c)	Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(d)	Includes the portion of equity interest of Corebridge that AIG does not own and realized non-operating gains on consolidated investment entities.

FOR IMMEDIATE RELEASE

Summary of Key Financial Metrics
	Three Months Ended September 30,			Nine Months Ended September 30,
Earnings per common share:	2021	2022	% Inc. (Dec.)	2021	2022	% Inc. (Dec.)
Basic
Income from continuing operations	$1.95	$3.54	81.5%	$6.53	$12.64	93.6%
Income from discontinued operations	—	—	NM	—	—	NM
Net income attributable to AIG common shareholders	$1.95	$3.54	81.5	$6.53	$12.64	93.6
Diluted
Income from continuing operations	1.92	$3.50	82.3	6.45	$12.49	93.6
Income from discontinued operations	—	—	NM	—	—	NM
Net income attributable to AIG common shareholders	$1.92	$3.50	82.3	$6.45	$12.49	93.6
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$0.97	$0.66	(32.0)%	$3.55	$3.21	(9.6)%
Weighted average shares outstanding:
Basic	852.8	763.1		861.2	789.9
Diluted	864.0	771.1		871.0	799.1

Reconciliation of Book Value per Common Share
As of period end:	September 30, 2021	December 31, 2021	June 30, 2022	September 30, 2022
Total AIG shareholders' equity	$64,863	$65,956	$45,344	$39,023
Less: Preferred equity	485	485	485	485
Total AIG common shareholders' equity (a)	64,378	65,471	44,859	38,538
Less: Deferred tax assets (DTA)*	7,083	5,221	4,582	4,556
Less: Accumulated other comprehensive income (AOCI)	8,606	6,687	(17,656)	(23,793)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	2,966	2,791	(2,223)	(3,021)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	5,640	3,896	(15,433)	(20,772)
Total adjusted common shareholders' equity (b)	$51,655	$56,354	$55,710	$54,754
Less: Intangible assets:
Goodwill	4,058	4,056	3,935	3,860
Value of business acquired	117	111	99	91
Value of distribution channel acquired	467	458	438	428
Other intangibles	302	300	289	286
Total intangible assets	4,944	4,925	4,761	4,665
Total adjusted tangible common shareholders' equity (c)	$46,711	$51,429	$50,949	$50,089
Total common shares outstanding (d)	835.8	818.7	771.3	747.2

As of period end:	September 30, 2021	% Inc. (Dec.)	December 31, 2021	% Inc. (Dec.)	June 30, 2022	% Inc. (Dec.)	September 30, 2022
Book value per common share (a÷d)	$77.03	(33.0)%	$79.97	(35.5)%	$58.16	(11.3)%	$51.58
Adjusted book value per common share (b÷d)	61.80	18.6	68.83	6.5	72.23	1.5	73.28
Adjusted tangible book value per common share (c÷d)	55.89	19.9	62.82	6.7	66.06	1.5	67.04

FOR IMMEDIATE RELEASE

Reconciliation of Return On Common Equity
	Three Months Ended September 30,
	2021	2022
Annualized net income (loss) attributable to AIG common shareholders (a)	$6,640	$10,808
Annualized adjusted after-tax income attributable to AIG common shareholders (b)	$3,348	$2,036
Average AIG Common Shareholders' equity (c)	$64,988	$41,699
Less: Average DTA*	7,229	4,569
Less: Average AOCI	9,408	(20,725)
Add: Average cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	3,154	(2,622)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	6,254	(18,103)
Average adjusted common shareholders' equity (d)	$51,505	$55,233
ROCE (a÷c)	10.2%	25.9%
Adjusted return on common equity (b÷d)	6.5%	3.7%

Reconciliation of Net Investment Income
	Three Months Ended
	September 30,
	2021	2022
Net Investment Income per Consolidated Statements of Operations	$3,715	$2,668
Changes in fair value of securities used to hedge guaranteed living benefits	(14)	(14)
Changes in the fair value of equity securities	45	(16)
Net investment income on Fortitude Re funds withheld assets	(495)	(155)
Net realized gains (losses) related to economic hedges and other	25	52
Total Net Investment Income - APTI Basis	$3,276	$2,535

Net Premiums Written - Change in Constant Dollar
	Three Months Ended September 30, 2022

		Global -	International -
	General	Commercial	Commercial	Personal
General Insurance	Insurance	Lines	Lines	Insurance
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	3%	6%	5%	(2)%
Foreign exchange effect	(6)	(4)	(9)	(14)
Increase (decrease) as reported in U.S. dollars	(3)%	2%	(4)%	(16)%

FOR IMMEDIATE RELEASE

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended
	September 30, 2022
	2021	2022
Total General Insurance
Combined ratio	99.7	97.3
Catastrophe losses and reinstatement premiums	(9.7)	(9.8)
Prior year development, net of reinsurance and prior year premiums	0.5	0.9
Accident year combined ratio, as adjusted	90.5	88.4

North America
Combined ratio	105.7	114.0
Catastrophe losses and reinstatement premiums	(15.2)	(17.2)
Prior year development, net of reinsurance and prior year premiums	1.0	(8.6)
Accident year combined ratio, as adjusted	91.5	88.2

North America - Commercial Lines
Combined ratio	120.0	113.6
Catastrophe losses and reinstatement premiums	(15.2)	(18.1)
Prior year development, net of reinsurance and prior year premiums	(14.3)	(10.9)
Accident year combined ratio, as adjusted	90.5	84.6

North America - Personal Insurance
Combined ratio	14.9	116.4
Catastrophe losses and reinstatement premiums	(15.2)	(11.4)
Prior year development, net of reinsurance and prior year premiums	98.7	7.8
Accident year combined ratio, as adjusted	98.4	112.8

International
Combined ratio	94.7	81.4
Catastrophe losses and reinstatement premiums	(5.1)	(3.0)
Prior year development, net of reinsurance and prior year premiums	—	10.2
Accident year combined ratio, as adjusted	89.6	88.6

International - Commercial Lines
Combined ratio	104.8	75.4
Catastrophe losses and reinstatement premiums	(7.1)	(2.7)
Prior year development, net of reinsurance and prior year premiums	(10.9)	7.7
Accident year combined ratio, as adjusted	86.8	80.4

International - Personal Insurance
Loss ratio	41.1	50.0
Catastrophe losses and reinstatement premiums	(2.6)	(3.3)
Prior year development, net of reinsurance and prior year premiums	13.4	13.4
Accident year loss ratio, as adjusted	51.9	60.1
Combined ratio	82.2	89.8
Catastrophe losses and reinstatement premiums	(2.6)	(3.3)
Prior year development, net of reinsurance and prior year premiums	13.4	13.4
Accident year combined ratio, as adjusted	93.0	99.9

Global - Commercial Insurance
Combined ratio	113.4	98.0
Catastrophe losses and reinstatement premiums	(11.7)	(11.7)
Prior year development, net of reinsurance and prior year premiums	(12.8)	(3.3)
Accident year combined ratio, as adjusted	88.9	83.0

FOR IMMEDIATE RELEASE

Reconciliation of General Insurance Return on Adjusted Segment Common Equity

	Three Months Ended
	September 30, 2022
	2021	2022
Adjusted pre-tax income	$811	$750
Interest expense on attributed financial debt	149	132
Adjusted pre-tax income including attributed interest expense	662	618
Income tax expense	153	129
Adjusted after-tax income	509	489
Dividends declared on preferred stock	3	3
Adjusted after-tax income attributable to common shareholders	$506	$486
Ending adjusted segment common equity	$25,884	$28,150
Average adjusted segment common equity	$25,679	$29,114
Return on adjusted segment common equity	7.9%	6.7%

Total segment shareholder’s equity	$26,381	$21,593
Less: Preferred equity	201	209
Total segment common equity	26,180	21,384
Less: Accumulated other comprehensive income (AOCI)	492	(7,494)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	196	(728)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	296	(6,766)
Total adjusted segment common equity	$25,884	$28,150

Reconciliation of Life and Retirement Return on Adjusted Segment Common Equity

	Three Months Ended
	September 30, 2022
	2021	2022
Adjusted pre-tax income	$877	$589
Interest expense on attributed financial debt	75	93
Adjusted pre-tax income including attributed interest expense	802	496
Income tax expense	160	100
Adjusted after-tax income	642	396
Dividends declared on preferred stock	2	2
Adjusted after-tax income attributable to common shareholders	$640	$394

Ending adjusted segment common equity	$21,235	$21,519
Average adjusted segment common equity	$20,962	$21,028
Return on adjusted segment common equity	12.2%	7.5%

Total segment shareholder’s equity	$29,131	$6,477
Less: Preferred equity	143	155
Total segment common equity	28,988	6,322
Less: Accumulated other comprehensive income (AOCI)	10,577	(17,490)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	2,824	(2,293)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	7,753	(15,197)
Total adjusted segment common equity	$21,235	$21,519

FOR IMMEDIATE RELEASE

Reconciliations of Premiums and Deposits

	Three Months Ended
	September 30, 2022
	2021	2022
Individual Retirement:
Premiums	$66	$56
Deposits	3,190	3,740
Other	1	(4)
Premiums and deposits	$3,257	$3,792

Group Retirement:
Premiums	$7	$3
Deposits	1,824	2,036
Other	—	—
Premiums and deposits	$1,831	$2,039

Life Insurance:
Premiums	$469	$541
Deposits	403	405
Other	280	220
Premiums and deposits	$1,152	$1,166

Institutional Markets:
Premiums	$499	$804
Deposits	488	1,085
Other	7	8
Premiums and deposits	$994	$1,897

Total Life and Retirement:
Premiums	$1,041	$1,404
Deposits	5,905	7,266
Other	288	224
Premiums and deposits	$7,234	$8,894